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                                                                    Exhibit 10.3

                                     FORM OF

                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT
                                     BETWEEN

                                  E-Z-EM, INC.

                                       AND

                               ANGIODYNAMICS INC.

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                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT

     THIS MASTER SEPARATION AND DISTRIBUTION AGREEMENT (this "Agreement") is entered into as of May_____, 2004, between E-Z-EM, Inc., a Delaware corporation ("E-Z-EM"), and AngioDynamics, Inc., a Delaware corporation ("AngioDynamics"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 10 hereof.

                                    RECITALS

     WHEREAS, the Board of Directors of E-Z-EM (the "E-Z-EM Board") has determined that it is appropriate and desirable for E-Z-EM to separate AngioDynamics from the E-Z-EM Group in a manner that would permit E-Z-EM to divest its entire ownership interest in AngioDynamics through a pro-rata distribution of all of the outstanding shares of common stock, par value $0.01 per share, of AngioDynamics (the "AngioDynamics Common Stock") to the holders of common stock, par value $0.10 per share, of E-Z-EM (the "E-Z-EM Common Stock"), pursuant to the terms and subject to the conditions of this Agreement (the "Distribution");

     WHEREAS, the Distribution is intended to qualify as a tax-free transaction to E-Z-EM and its shareholders pursuant to Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, AngioDynamics has filed a registration statement on Form S-1 (Registration No. 333-113329) (the "IPO Registration Statement") with the Securities and Exchange Commission (the "Commission"), pursuant to which AngioDynamics has registered AngioDynamics Common Stock for AngioDynamics' initial public offering (the "Offering");

     WHEREAS, the parties intend in this Agreement, including the Exhibits hereto, to set forth the principal arrangements between them regarding the Distribution;

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

1.   CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION DATE

     1.1 Treatment of Intercompany Accounts. Prior to or contemporaneously with the Commission declaring effective the IPO Registration Statement, E-Z-EM shall cause all of the intercompany long term debt of $16,148,000 owed by AngioDynamics to E-Z-EM, less three million dollars ($3,000,000), to be "capitalized" by making an in-kind contribution to AngioDynamics of its rights in such obligations or otherwise treating such obligations in the manner reasonably requested by AngioDynamics in order to minimize or eliminate any adverse income tax effects upon AngioDynamics. Upon the receipt by AngioDynamics of proceeds of the Offering, AngioDynamics shall promptly (but in no event after two (2) Business Days after receipt of same) deliver to E-Z-EM in same day funds the sum of three million dollars ($3,000,000) as payment in full and satisfaction of the remaining intercompany indebtedness owing to E-Z-EM by AngioDynamics.

     1.2 Documents to Be Delivered By E-Z-EM and AngioDynamics. On or prior to the date on which the Commission declares effective the IPO Registration Statement, E-Z-EM will execute and deliver (and where applicable cause other members of the E-Z-EM Group to execute and deliver) to AngioDynamics, and AngioDynamics will execute and deliver to E-Z-EM (and/or to the appropriate member of the E-Z-EM Group), each of the following agreements (collectively, together with all agreements and documents contemplated by this Agreement, the "Ancillary Agreements"):

           1.2.1 a Tax Allocation and Indemnification Agreement substantially in the form attached hereto as Exhibit A (the "Tax Agreement");

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           1.2.2  a Corporate Agreement substantially in the form attached hereto as Exhibit B (the "Corporate Agreement") and

           1.2.3 such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

2    THE DISTRIBUTION

     2.1   The Distribution.

           2.1.1 Cooperation. AngioDynamics shall cooperate with E-Z-EM to accomplish the Distribution and shall, at E-Z-EM's direction, promptly take any and all actions necessary or desirable to effect the Distribution. E-Z-EM may select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for E-Z-EM; provided that nothing herein shall prohibit AngioDynamics from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution. AngioDynamics and E-Z-EM, as the case may be, will provide to the distribution or exchange agent to be appointed by E-Z-EM (the "Distribution Agent") all share certificates and any stockholder and other information required in order to complete the Distribution.

           2.1.2 Distribution Mechanics. Unless E-Z-EM and AngioDynamics shall mutually agree on another method of effecting the
                  Distribution:

                  2.1.2.1 Subject to Sections 2.3, 2.4 and 2.6, on or prior to the Payment Date, E-Z-EM will deliver to the Distribution Agent for the benefit of holders of E-Z-EM Common Stock on the Record Date, a single stock certificate, endorsed by E-Z-EM in blank, representing all of the outstanding shares of AngioDynamics Common Stock then owned by E-Z-EM, and shall cause the transfer agent for the E-Z-EM Common Stock to instruct the Distribution Agent to distribute on the Payment Date the appropriate number of such shares of AngioDynamics Common Stock to each such holder or designated transferee or transferees of such holder of E-Z-EM Common Stock. The Distribution shall be deemed binding on E-Z-EM at 11:59 pm New York Time on the Distribution Date.

                  2.1.2.2 Subject to Sections 2.3, 2.4 and 2.6, each holder of E-Z-EM Common Stock on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the pro-rata distribution a number of shares of AngioDynamics Common Stock equal to the number of shares of E-Z-EM Common Stock held by such holder on the Record Date multiplied by the distribution ratio determined by the E-Z-EM Board on the Distribution Date.

     2.2   Actions In Connection with the Distribution.

           2.2.1 Registration under the Exchange Act. In connection with the Offering, AngioDynamics shall have filed a registration on Form 8-A under the Exchange Act (the "Exchange Act Registration Statement"), together with such amendments and supplements thereto as may have been necessary to cause the same to become effective and as may otherwise be required by the Commission or federal, state or foreign securities Laws. AngioDynamics and E-Z-EM shall coordinate the mailing to the holders of E-Z-EM Common Stock, at such time on or prior to the Distribution Date as E-Z-EM shall determine, such information concerning the Distribution and related matters as may be required under applicable federal securities laws, as well as any other information concerning AngioDynamics, its business, operations and

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                  management, the Distribution and such other matters as E-Z-EM shall reasonably determine are necessary (collectively, the "Information Package").

           2.2.2 Other Documentation. E-Z-EM and AngioDynamics shall also cooperate in preparing, filing with the Commission and causing to become effective registration statements or amendments thereto (including registration statements on Form S-8) that are required to reflect the establishment of, or amendments to, any employee benefit, stock option and other plans necessary or appropriate in connection with the Distribution or other transactions contemplated by this Agreement and the Ancillary Agreements.

           2.2.3 Blue Sky. Upon receiving a reasonable request from E-Z-EM to do so, AngioDynamics shall take all such actions (if any) as may be necessary or appropriate under the securities (or "blue sky") laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

           2.2.4 Nasdaq Listing. Promptly after receiving a request to do so from E-Z-EM, AngioDynamics shall prepare and file, and shall use its reasonable commercial efforts to have approved and made effective (to the extent not included in the initial application by AngioDynamics in connection with the Offering), an application for the listing on Nasdaq of the AngioDynamics Common Stock to be distributed in the Distribution, subject to official notice of distribution.

           2.2.5 Conditions. AngioDynamics shall take all reasonable steps necessary and appropriate to cause the conditions set forth in
                  Section 2.4 to be satisfied and to effect the Distribution, or any portion thereof, on the terms, in the manner and on the Distribution Date.

     2.3 Sole Discretion of E-Z-EM. E-Z-EM shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including, without limitation, the distribution ratio and the form, structure and terms of any transaction(s) to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, E-Z-EM may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the completion of all or part of the Distribution.

     2.4 Conditions To Distribution. Subject to Section 2.3, the following are conditions to the consummation of any part of the Distribution. The conditions are for the sole benefit of E-Z-EM and shall not give rise to or create any duty on the part of E-Z-EM or the E-Z-EM Board to waive or not waive any such condition.

           2.4.1 Effective Exchange Act Registration Statement; Periodic Filings. The Exchange Act Registration Statement shall have remained effective under the Exchange Act and AngioDynamics shall be current with its periodic filings under the Exchange Act. There shall be no stop order with respect to any prospectus or registration statement filed by AngioDynamics, nor any stop trading order in effect relating to the AngioDynamics Common Stock.

           2.4.2 Blue Sky Laws. The actions and filings, if any, with regard to state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) described in Section 2.2.3 shall have been taken and, where applicable, have become effective or been accepted.

           2.4.3 Nasdaq Listing. The AngioDynamics Common Stock to be delivered in the Distribution shall have been approved for listing on Nasdaq, subject to official notice of issuance.

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           2.4.4  IRS Ruling/Tax Opinion. If the Distribution has not taken place on or prior to February 5, 2005, then E-Z-EM shall have received an opinion from its tax counsel to the effect that the Distribution qualifies as a tax-free spin-off both to E-Z-EM and the holders of E-Z-EM Common Stock who receive AngioDynamics Common Stock in the Distribution (resulting in no recognition of gain or loss or other realization of income).

           2.4.5 Charter and Bylaws. AngioDynamics' Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws in substantially the forms in effect on the closing of the Offering shall remain in effect.

           2.4.6 Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto and shall be in full force and effect.

           2.4.7 Payment of Intercompany Indebtedness to E-Z-EM. E-Z-EM shall have received the three million dollar ($3,000,000) payment required under (and at the time set forth in) Section 1.1 hereof.

           2.4.8 Governmental Approvals. Any material Governmental Approvals necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect.

           2.4.9 No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event outside the control of E-Z-EM shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution.

           2.4.10 No Inadvisable Event. In addition to, and not in lieu of the provisions of Section 2.3, the E-Z-EM Board shall have approved the Distribution and shall have not determined that any events or developments shall have occurred that make it inadvisable to effect the Distribution.

     2.5 E-Z-EM agrees that if, after the Offering, the E-Z-EM Board decides not to complete the Distribution or waives a material condition to the Distribution set forth in Section 2.4, E-Z-EM will issue a press release to disclose the change in intent or waiver, as applicable, or file a report on Form 8-K with the Commission.

     2.6 Fractional Shares. No certificates representing fractional shares of AngioDynamics Common Stock will be distributed in the Distribution. Instead, on the Payment Date, E-Z-EM shall direct the Distribution Agent (i) to determine, based on the Distribution ratio, the amount of the fractional share of AngioDynamics Common Stock allocable to each holder of record or beneficial owner of E-Z-EM Common Stock and to aggregate all such fractional shares into whole shares; (ii) to sell the resulting number of whole shares, at the direction of E-Z-EM, in open market transactions or otherwise, at the then prevailing trading prices, and (iii) to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional share shall be allocable such holder or owner's ratable share of the proceeds of such sale, after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes and to repay expenses reasonably incurred by the Distribution Agent, including all brokerage charges, commissions and transfer taxes, in connection with such sale. E-Z-EM and the Distribution Agent shall use their reasonable commercial efforts to aggregate the shares of E-Z-EM Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

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3    COVENANTS AND OTHER MATTERS

     3.1 Release of E-Z-EM from Credit Support Arrangements. Each party acknowledges that, to the best of its knowledge, E-Z-EM has not provided or issued, for the benefit of AngioDynamics, any guarantee, letter of credit, keepwell or support agreement or other credit support document, instrument or other similar arrangement (the "Credit Support Arrangements"), other than Credit Support Arrangements that have been released or waived, or terminate in accordance with their respective terms upon the completion of the Offering. In the event that the parties become aware of pre-Offering Credit Support Arrangements in the future, AngioDynamics (i) shall use all commercially reasonable efforts to cause the obligations of members of the E-Z-EM Group to be unconditionally released as of the Payment Date or as promptly as practicable thereafter, (ii) shall execute and deliver any and all such instruments of substitution and such other instruments or agreements as shall be necessary in connection with the discharge by AngioDynamics of its obligations under this sentence, and (iii) shall not modify or renew, or amend the terms of any agreement, instrument or obligation underlying any of the Credit Support Arrangements in any manner that could increase, extend or give rise to liability of a member of the E-Z-EM Group under any such Credit Support Arrangements.

     3.2 Further Assurances and Agreements. In addition to the actions specifically provided for elsewhere in this Agreement and the Ancillary Agreements, each of E-Z-EM and AngioDynamics shall use its reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and do, or cause to be done, all things, and agree to execute, or cause to be executed, by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents, as such action, thing, agreement, instrument or other document may be necessary or desirable in order to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

     3.3 Further Filings by E-Z-EM at the U.S. Patent and Trademark Office. Each of E-Z-EM (on behalf of the applicable members of the E-Z-EM Group), as transferor, and AngioDynamics, without further consideration, agrees (i) to execute and deliver (and E-Z-EM will cause any applicable E-Z-EM Group member to execute and deliver) such instruments of transfer, conveyance, assignment, substitution and confirmation, and to cause same to be filed and/or recorded with the U.S. Patent and Trademark Office prior to the date that is six (6) months after the completion of the Offering so as to fully effect the contributions and transfers to AngioDynamics by E-Z-EM pursuant to that certain Contribution Agreement dated as of June 1, 1996 (the "Contribution Agreement") and (ii) to take such action as AngioDynamics may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to AngioDynamics and confirm AngioDynamics' title to all of the assets, rights and other things of value contemplated to be transferred or allocated to it pursuant to the Contribution Agreement.

     3.4 Manufacturing Arrangements. AngioDynamics agrees that it will continue to manufacture the products currently being manufactured for E-Z-EM at the respective prices currently charged for such products. E-Z-EM agrees to use all commercially reasonable efforts to engage a new manufacturer for such products (or comparable products) on or prior to December 31, 2004, and AngioDynamics agrees to assist and cooperate (at E-Z-EM's expense) with E-Z-EM's change in manufacturer for the aforementioned products. If the change in manufacturer for the products has not occurred by December 31, 2004, then E-Z-EM and AngioDynamics hereby agree that the prices for such products shall be increased so as to result in AngioDynamics achieving a gross margin of 50% on each such product. Ordering quantities shall be at the sole discretion of E-Z-EM; however, unless E-Z-EM orders lesser amounts of such products, AngioDynamics shall manufacture for E-Z-EM an amount of such products sufficient to sell to E-Z-EM an amount of such products consistent with (but subject to normal yearly variances) the amount sold to E-Z-EM in calendar 2003. The obligations of AngioDynamics hereunder shall terminate upon the earlier of either
           (i) 60 days after E-Z-EM gives notice to AngioDynamics that E-Z-EM no longer requires such manufacturing services or (ii) in the absence of a mutual agreement to the contrary, December 31, 2005.

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           3.4.1  Upon any termination of the above described manufacturing arrangements by E-Z-EM, E-Z-EM agrees to purchase any finished materials at the agreed upon prices therefor and to acquire from AngioDynamics, at AngioDynamics' cost, such raw materials and components of final products as AngioDynamics was reasonably required to maintain in inventory or as supplies to meet the reasonably anticipated demand by E-Z-EM for AngioDynamics' completed products. For purposes of the preceding sentence, inventory and supplies shall be deemed to be "reasonable" if they do not exceed that required by E-Z-EM over a typical three-month period. AngioDynamics will continue to fulfill E-Z-EM's orders until the effective date of the termination.

           3.4.2 E-Z-EM's unperformed payment obligations and AngioDynamics unperformed manufacturing obligations under the arrangements in this Section 3.4 shall survive the termination of the above-described manufacturing arrangements.

           3.4.3 AngioDynamics shall be liable to E-Z-EM, and shall indemnify and hold E-Z-EM harmless from and against any Claims to the extent caused by the negligence, gross negligence or willful misconduct of AngioDynamics (or those performing the manufacturing services on behalf of AngioDynamics) in performing its obligations under this Section 3.4. E-Z-EM shall be liable to AngioDynamics, and shall indemnify and hold AngioDynamics harmless from and against any Claims to the extent caused by E-Z-EM's modifications, if any, to the products manufactured by AngioDynamics, or product defects that resulted from product specifications provided by E-Z-EM to AngioDynamics.

           3.4.4 Nothing set forth herein shall require E-Z-EM to engage AngioDynamics' to manufacture for any products. E-Z-EM agrees that its obligation to acquire inventory and supplies as set forth in Section 3.4.1 includes inventory and supplies existing on the date hereof to be used by AngioDynamics on the production of products for E-Z-EM.

     3.5 Distribution Arrangements. The parties agree that, if negotiations are not completed before the Offering, they will continue to negotiate (or, in the case of E-Z-EM, will cause its United Kingdom and Canadian subsidiaries to negotiate) in good faith the terms of distribution agreements relating to AngioDynamics' products in the United Kingdom and Canada. Although subject to the terms of definitive agreements, the parties agree that (in the absence of an agreement to the contrary) each such agreement will be for three years on an exclusive basis, and shall such other terms and conditions as AngioDynamics has typically agreed to in contracts with unrelated parties. Furthermore, effective May 31, 2004, the parties acknowledge that no E-Z-EM subsidiary is continuing as a distributor of AngioDynamics' products in Belgium, The Netherlands and Luxembourg.

     3.6   Confidentiality and Agreement for the Exchange of Information.

           3.6.1  Confidentiality.

                  3.6.1.1 Except as set forth below and in any Ancillary Agreement with respect to the matters specified therein, upon the completion of the Offering, each of AngioDynamics and E-Z-EM agree that it shall not, except with the prior written consent of the other, at any time within six years of the closing of the Offering, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Confidential Information. Notwithstanding the foregoing, each Party may disclose Confidential Information to its directors, officers, shareholders and employees, but only on a bona fide "need to know" basis, and only if the relevant other person(s) or entity(ies) agree to be bound by this Agreement. Each party shall be responsible for the breach by any such other person of his or her confidentiality obligations to the same extent as if such breach was made by such party. Without limiting the foregoing

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                  obligations, each party agrees to use all reasonable
                  precautions (including taking legal action if necessary or appropriate) to prevent the unauthorized disclosure of the Confidential Information, which precautions shall in no event be less than such party's treatment of its own Confidential Information of a similar nature.

                  3.6.1.2 Disclosure of Confidential Information shall not be prohibited if such disclosure is directly pursuant to the disclosure obligations under the NASD Rules, the rules and regulations of the American Stock Exchange, the Securities Act and/or the Exchange Act, or a valid and existing order of a court or other governmental body or agency of competent jurisdiction; provided in each case, however, that, if practicable in light of filing or other notification requirements under the applicable regulatory scheme, (i) each party shall first have given prompt notice to the other of any such possible or prospective order (or proceeding pursuant to which any such order may result), (ii) the other Party shall have been afforded a reasonable opportunity to review such disclosure and to prevent or limit any such disclosure and
                  (iii) each party shall use its best efforts to prevent or limit any such disclosure by means of a protective order or a request for confidential treatment.

           3.6.2 Provision of Information. Each of E-Z-EM (on behalf of the E-Z-EM Group) and AngioDynamics agrees to provide, or cause to be provided, to the other, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of the other that the requesting party requests (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax
                  Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in connection with any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement, or (iv) in connection with the ongoing businesses of E-Z-EM or AngioDynamics as it relates to the conduct of such businesses prior to the Payment Date, as the case may be; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

           3.6.3 Internal Accounting Controls. In addition to the accounting and audit-related provisions in the Corporate Agreement, after the Distribution Date, each of E-Z-EM (on behalf of the E-Z-EM Group) and AngioDynamics shall maintain in effect, at its own cost and expense, adequate systems and controls for its business, to the extent necessary to enable the other to satisfy their respective reporting, accounting, audit and other obligations.

           3.6.4 Ownership of Information. Any Information owned by E-Z-EM (or any member of the E-Z-EM Group) or AngioDynamics that is provided to AngioDynamics or E-Z-EM, as applicable, pursuant to this Section 3.6 shall be deemed to remain the property of the party providing such Information. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

           3.6.5 Record Retention. To facilitate the possible exchange of Information pursuant to this Section 3.6 and other provisions of this Agreement after the Distribution Date, each party agrees to use its reasonable commercial efforts to retain all Information in its respective possession or control on the Distribution Date substantially in accordance with its policies as in effect on the Distribution Date. AngioDynamics shall not amend its record retention policies (or establish such policies for a Subsidiary that is different from that of AngioDynamics on the

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                  date hereof) prior to the Distribution Date without the
                  consent of E-Z-EM. AngioDynamics shall retain, in a manner allowing for reasonable access, Information constituting audit work papers and work papers from internal audits, in each case relating to periods prior to the Distribution Date for at least six years thereafter. Except as set forth in any Ancillary Agreement, at any time after the Distribution Date, each party may amend its respective record retention policies at such party's discretion, but in the case of AngioDynamics, subject to the immediately preceding sentence; provided, however, that if a party desires to effect the amendment within three (3) years after the Distribution Date, the amending party must give thirty (30) days prior written notice of such change in the policy to the other party to this Agreement. No party will destroy, or permit any of its present or future Subsidiaries to destroy, any Information that exists on the Distribution Date (other than Information that is permitted to be destroyed under the current record retention policy of such party) without first using its reasonable commercial efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

           3.6.6 Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 3.6 is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 3.6.5.

           3.6.7 Other Agreements Providing For Exchange of Information. With respect to the specific issues covered by the Ancillary Agreements, the rights and obligations granted under this
                  Section 3.6 are subject to the more specific limitations, qualifications or additional provisions, if any, on the sharing, exchange or confidential treatment of Information set forth in the applicable Ancillary Agreement.

           3.6.8 Production of Witnesses; Records; Cooperation. After the Distribution Date, each of E-Z-EM (on behalf of the E-Z-EM Group) and AngioDynamics agrees to use reasonable commercial efforts to make available to the other, upon written request, their former, current and future officers, employees, other personnel and agents as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, regulatory, administrative or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, regulatory, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all reasonable costs and expenses of the other party in connection with the latter party's compliance with the foregoing requests.

     3.7 Expenses. Except as otherwise provided in this Agreement and/or the Ancillary Agreements, all out-of-pocket costs and expenses of the parties in connection with the Distribution shall be the responsibility of E-Z-EM.

     3.8 Governmental Approvals. The parties acknowledge that certain of the transactions contemplated by this Agreement and the Ancillary Agreements may be subject to certain conditions established by applicable regulations, orders, and approvals of Governmental Authorities ("Existing Authority"). The parties intend to implement this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby consistent with and to the extent permitted by applicable Existing Authority and to cooperate toward obtaining and maintaining in effect such Governmental Approvals as may be required in order to implement this Agreement and each of the Ancillary Agreements as fully as possible in accordance with their respective terms. To the extent that any of the transactions contemplated by this Agreement or any Ancillary Agreement require any Governmental Approvals, the parties will use their reasonable commercial efforts to obtain any such Governmental Approvals.

     3.9   Non-Competition.

           3.9.1 Except as permitted under Sections 3.9.2 and 3.9.3, for a period of two years from the completion of the Offering, (i) AngioDynamics shall not engage in any activities or lines of business included within the E-Z-EM Business and (ii) E-Z-EM shall not engage in any activities or lines of business included within the AngioDynamics Business. (For purposes of this Section 3.9, the business of the other party is hereinafter referred to as "Prohibited Activities" of a party.) Solely as between AngioDynamics and E-Z-EM, to the maximum extent permitted under Section 122(17) of the Delaware General Corporation Law, each of AngioDynamics and E-Z-EM hereby renounces an interest or expectancy in being offered an opportunity to participate in business opportunities that are Prohibited Activities during the above-referenced two-year period.

           3.9.2 Notwithstanding anything in this Agreement to the contrary, E-Z-EM and, subject to Articles 1 and 6 of the Corporate Agreement, AngioDynamics shall be permitted to make acquisitions of and investments in any entity engaged in Prohibited Activities; provided, that, the aggregate of all Prohibited Activities will have represented in such entity's most recently completed fiscal year not more than 20% of the consolidated revenues or net income of such entity being acquired or in which the investment is being made.

           3.9.3 Notwithstanding anything in this Agreement to the contrary, this Section 3.9 shall not apply to (i) any Person (an "Acquiror") who becomes an Affiliate of AngioDynamics or E-Z-EM, as applicable, after the completion of the Offering as a result of an acquisition of Equity Securities, or (ii) any Person who was an Affiliate of such Acquiror prior to such acquisition. Nothing herein shall be deemed as limiting the restrictions on issuances of Equity Securities under the Corporate Agreement or any other Ancillary Agreement.

     3.10 Use of Other Party's Name and Marks. AngioDynamics acknowledges that E-Z-EM shall own all rights in the "E-Z-EM" name and logo and related tradenames and marks, and E-Z-EM acknowledges that AngioDynamics shall own all rights in the name "AngioDynamics" and AngioDynamics's logo and related tradenames and marks. Subject to the final sentence of this Section 3.10, within thirty (30) days following the Distribution Date, each party shall (x) cease, and shall cause each of its Subsidiaries, if any, to cease, to all use of the other parties name or any variation thereof as part of its corporate or organizational name, including by causing all licenses, certifications and authorizations issued to its respective personnel, the name of which includes or included the name of the other party or any variation thereof, to be reissued or amended, to the extent necessary, to remove from such licenses, certifications and authorizations any references to the other party's name or any variation thereof in the names of the holders thereof that may be reflected on such licenses, certifications and authorizations (or any related documentation). Subject to the final sentence of this Section 3.10, within sixty (60) days following the Distribution Date, each party shall cease, and shall cause all of its personnel and Subsidiaries, if any, to cease all other use of the other party's name and any variation thereof (including in the URL of any website, unless the other party consents thereto in writing), and the other party's logo and related tradenames and marks. A party may use such names, logos and marks of the other during such 60-day period only to the extent (if any) that it is not practical to change or replace any existing signs, letterheads, business cards, invoices or other business forms, telephone directory listings or promotional material, provided that each party shall maintain, and shall cause its respective personnel and Subsidiaries, if any, to maintain the same standards of quality with respect to such names, logos and marks as previously exercised. Notwithstanding anything in this Section 3.10 to the contrary, each party may continue, up to and including the later of (i) December 31, 2004 or (ii) six months after the Payment Date, to distribute in the ordinary course of business promotional materials that contain references to the other's name and related tradenames, marks and

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

           logos. Furthermore, prior to the Payment Date, each party may use the other party's name in press releases to the extent beneficial in making such press releases not misleading at the time released.

4    OPTION PLANS

     4.1 E-Z-EM Option Plans. Prior to the Payment Date, E-Z-EM will take all action necessary and appropriate to effect amendments to the E-Z-EM Option Plans such that (i) the Distribution will not be deemed a "termination" of the employment of any AngioDynamics Employee for the purposes of such Plans, and (ii) following the Distribution, termination of employment of any AngioDynamics Employee for the purposes of such Plans will be determined by reference to employment by AngioDynamics or any of its Subsidiaries. Following the Distribution, E-Z-EM shall continue the E-Z-EM Option Plans, as so amended, and shall continue to reserve those shares of E-Z-EM Common Stock already reserved for issuance thereunder.

     4.2 Existing AngioDynamics Option Plans. Prior to the completion of the Offering, AngioDynamics shall take all action necessary and appropriate to present to E-Z-EM all, if any, of AngioDynamics' stock option plans that have not yet been approved by E-Z-EM, in its capacity as the sole stockholder of AngioDynamics, and E-Z-EM hereby agrees to approve same. The provisions of clauses (i) and (ii) of
           Section 4.1 shall apply to AngioDynamics mutatis mutandis. AngioDynamics hereby agrees to continue to reserve at least those shares of AngioDynamics Common Stock already reserved for issuance thereunder.

     4.3 AngioDynamics Adjustment Plans. Prior to the completion of the Offering, AngioDynamics shall take, or cause to be taken, all action necessary and appropriate (i) to ratify the adoption of all necessary AngioDynamics Adjustment Plans, and (ii) to present the AngioDynamics Adjustment Plans to E-Z-EM, as the sole stockholder of AngioDynamics, for approval. To the extent authorized by E-Z-EM prior to the completion of the Offering, AngioDynamics shall reserve for issuance under each AngioDynamics Adjustment Plan such number of shares of AngioDynamics Common Stock necessary to grant Options pursuant to
           Section 4.4.2 hereof. Any shares reserved for issuance under an AngioDynamics Adjustment Plan that are not used to grant AngioDynamics Options under Section 4.4.2 will not be available for future awards thereunder.

     4.4 Treatment of Existing E-Z-EM Options. After the Distribution Date and prior to the Payment Date, each Existing E-Z-EM Option will be converted into an Adjusted E-Z-EM Option and will entitle the grantee to receive a grant of a AngioDynamics Option, as follows:

           4.4.1 Following the Payment Date, each Existing E-Z-EM Option will survive as an Adjusted E-Z-EM Option in accordance with the terms of the Existing Option and the terms of (i) the relevant non-plan grant, or (ii) E-Z-EM Option Plan, as amended pursuant to Section 4.1 hereof, as the case may be, except that the exercise price of, and number of shares of E-Z-EM Common Stock subject to the Adjusted E-Z-EM Option will be determined as provided in Section 4.6 hereof. E-Z-EM shall use all commercially reasonable efforts to enter into new option agreements with each grantee of an Adjusted E-Z-EM Option, reflecting the modifications required by this Section 4.

           4.4.2 After the Distribution Date and prior to the Payment Date, AngioDynamics shall grant, to each grantee of an Existing E-Z-EM Option, an AngioDynamics Option, under the appropriate AngioDynamics Adjustment Plan, Existing AngioDynamics Option Plan or pursuant to a non-plan grant, as the case may be, which option will be subject to the same terms and conditions of the Existing E-Z-EM Option, except that (i) the option will be exercisable to purchase shares of AngioDynamics Common Stock and the exercise price of, and number of shares of AngioDynamics Common Stock subject to, the AngioDynamics Options shall be determined as provided in Section 4.5 below, and (ii) the vesting and lapsing thereof shall be adjusted as set forth in Section 4.6 below. AngioDynamics shall use all

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

                  commercially reasonable efforts to enter into new option agreements with each grantee of an option to acquire AngioDynamics Common Stock under this Section 4.4.2, which agreements will reflect the modifications required by this
                  Section 4.

     4.5   Adjustment and Setting of Number of Shares and Exercise Prices.

           4.5.1 The number of shares of E-Z-EM Common Stock subject to each Adjusted E-Z-EM Option will equal the number of shares of E-Z-EM Common Stock subject to the Existing E-Z-EM Option that survives as the applicable Adjusted E-Z-EM Option. Subject to
                  Section 4.5.2, AngioDynamics and E-Z-EM agree to establish (y) the ratio of the exercise price of the AngioDynamics Options to the market price of the AngioDynamics Common Stock equal to
                  (z) the ratio of the exercise price of the Adjusted E-Z-EM Options to the market price of the E-Z-EM Common Stock. In no event will options to purchase any fractional shares of E-Z-EM Common Stock or AngioDynamics Common Stock be issued, nor will any cash be paid in lieu thereof. Options will be issued for whole shares only, determined by rounding down.

           4.5.2 The number of shares of E-Z-EM Common Stock and AngioDynamics Common Stock subject to options and the adjusted exercise price of each Adjusted E-Z-EM Option and of the related AngioDynamics Option shall be determined in such a manner so that the aggregate "intrinsic value" of the Adjusted E-Z-EM Option and the AngioDynamics Option together will equal the intrinsic value of the Existing E-Z-EM Stock Option to which such options relate. For the purposes of this Section 4.5.2, "intrinsic value" means:

                  4.5.2.1 with respect to each Existing E-Z-EM Stock Option, the difference between the exercise price and the last reported sale price of E-Z-EM Common Stock on the last date on which E-Z-EM Common Stock trades as though E-Z-EM still owns AngioDynamics (i.e., the last date on which E-Z-EM trades on an "on dividend" basis), as reported by the American Stock Exchange, multiplied by the number of shares of E-Z-EM Common Stock covered by such option;

                  4.5.2.2 with respect to each Adjusted E-Z-EM Option, the difference between the exercise price and the average of the last reported sales prices of E-Z-EM Common Stock on the date immediately after the Payment Date, as reported by the American Stock Exchange, multiplied by the number of shares of E-Z-EM Common Stock covered by such option; and

                  4.5.2.3 with respect to each AngioDynamics Option granted pursuant to Section 4.4.2, the difference between the exercise price and the average of the last reported sales prices of AngioDynamics Common Stock on date immediately after the Payment Date, as reported by the Nasdaq National Market, multiplied by the number of shares of AngioDynamics Common Stock covered by such option.

     4.6 Vesting and Lapsing of AngioDynamics Options. The AngioDynamics Options granted under Section 4.4.2 will vest and become exercisable in accordance with the terms of the Existing E-Z-EM Options to which they relate, but will expire on the earlier of (i) the date on which the Existing E-Z-EM Option would have expired (subject to Section 4.1) or (ii) the date calculated as follows:

           4.6.1  For officers and directors of AngioDynamics,

                  4.6.1.1 One-half of the AngioDynamics Options will expire upon the later of (i) 12 months after one-half of the options become exercisable in full and (ii) 12 months after expiration of the 180-day lock-up period described in the "Underwriting" section of the IPO Registration Statement.

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

                  4.6.1.2 The remaining one-half of the options will expire upon the later of (i) 24 months after the remaining one-half of the options become exercisable in full and (ii) 24 months after expiration of the 180-day lock-up period described in Section 4.6.1.1.

           4.6.2  For all other options recipients,

                  4.6.2.1 One-half of their options will expire upon the later of (i) 12 months after one-half of the options become exercisable in full and (ii) 12 months from the Payment Date.

                  4.6.2.2 The remaining one-half of their options will expire upon the later of (i) 24 months after the remaining one-half of the options become exercisable in full and (ii) 24 months from the Payment Date.

     4.7 Employment Taxes. Upon the exercise of AngioDynamics Options granted under any AngioDynamics Adjustment Plan, AngioDynamics, as agent for E-Z-EM, shall collect and timely remit to E-Z-EM the employee's share of all required employment taxes (including federal and state income taxes required to be withheld and the employee's share of FICA taxes) relating to such exercises, and shall otherwise cooperate in such fashion, provide such information and take such action as E-Z-EM may request to assure that proper and timely employment tax remittance and reporting is made by E-Z-EM with respect to such exercises and to establish E-Z-EM's entitlement to deduct on its income tax returns the compensation expense arising from such exercises, pursuant to Treas. Reg. Section 1.83-6. Provided that AngioDynamics fulfills its obligations under this Section 4.7, AngioDynamics shall be entitled to receive and retain the aggregate exercise price payable to AngioDynamics upon such exercises.

     4.8 Communication Regarding Termination Of Employment and Effect on Outstanding Options. E-Z-EM shall promptly notify AngioDynamics of the termination of employment of any E-Z-EM Employee holding AngioDynamics Options. AngioDynamics shall promptly notify E-Z-EM of the termination of employment of any AngioDynamics Employee holding an E-Z-EM Option. Such notices with respect to termination shall specify the date of termination, the reason for termination (e.g. for cause, without cause, upon a change of control, etc.), whether the termination is with or without written consent and the effect that such termination has on any outstanding grant or award of options.

     4.9 Determination of Consent to Termination of Employment Plans. Each party agrees that the giving or withholding of consent to the termination of employment of any E-Z-EM Employee or AngioDynamics Employee, as the case may be, shall be as determined by the party employing such person and stated in the notice of termination as required by Section 4.8 hereof.

5    BENEFIT PLANS

     5.1   Benefit Matters Generally.

           5.1.1 Subject to the other terms and conditions of this Section 5 (including without limitation the termination provisions of Section 5.10), after the Offering, E-Z-EM shall maintain and administer the existing E-Z-EM Plans through the earlier of
                  (i) the Payment Date and (ii) the next anniversary date of the applicable E-Z-EM Plan.

           5.1.2 E-Z-EM and AngioDynamics acknowledge and agree that AngioDynamics has previously established its own medical, dental and short-term disability Plans separate and apart from any Employee Welfare Plans of E-Z-EM, and that AngioDynamics is solely responsible for the funding, administration and all other matters related thereto (which shall be unaffected by this Agreement). Additionally, each party is responsible for the funding of E-Z-EM Plans for its own Employees prior to the termination of E-Z-EM's obligations to maintain such

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

                  E-Z-EM Plans under this Section 5. AngioDynamics hereby agrees to use all reasonable commercial efforts to establish, prior to the Payment Date, AngioDynamics' Employee Welfare Plans and business insurance policies separate and apart from any applicable E-Z-EM "master policy" and other E-Z-EM Plans; provided, however, that AngioDynamics shall obtain its own directors and officers insurance prior to the completion of the Offering and E-Z-EM's obligations with respect thereto shall terminate upon the completion of the Offering. Furthermore, and regardless of when the Payment Date occurs (if at all), after the termination of E-Z-EM's obligations to maintain a particular E-Z-EM Plan, each party shall fund and maintain its own separate corresponding Plan. Accordingly, any Claims or Proceedings by or on behalf of Employees or any federal, state or local government agency for alleged underfunding of, or failure to make payments to, health and welfare funds based on acts or omissions will be the sole responsibility of each party as to its own Employees and the responsible party will indemnify, defend, and hold harmless the other from any such Claims.

           5.1.3 Effective immediately prior to the termination of E-Z-EM's obligations under this Section 5 with respect to a particular Plan, AngioDynamics hereby assumes (i) the complete responsibility for providing coverage under Employee Welfare Plans to the AngioDynamics Employees and administering such Employee Welfare Plans, and (ii) the associated liabilities and accrued obligations of and relating to all AngioDynamics Employees (and their eligible dependents and beneficiaries under the terms of the aforementioned Plans) who participate in the AngioDynamics Employee Welfare Plans. Nothing contained in the preceding sentence limits the obligations of AngioDynamics to make the contributions and other payments to E-Z-EM required under the balance of this Section 5.

           5.1.4 Refunds. In the event that subsequent to the date on which AngioDynamics is covered under its own Employee Welfare Plans (the "AngioDynamics Plan Commencement Date"), refunds are received from, or additional premium adjustments become payable to, carriers providing health or medical insurance where such amounts are the result of actual experience differing from that used to compute premiums for any periods prior to the AngioDynamics Plan Commencement Date, such refunds or obligations will be shared between E-Z-EM and AngioDynamics based on the relative percentages of AngioDynamics employees and E-Z-EM employees to the total of all such employees based on the average number of employees during the period to which the refund or obligation relates.

           5.1.5 Service Credits. If Service Credits for all or any AngioDynamics Employees are reflected in, or determined by reference to, the E-Z-EM payroll system records, then for purposes of determining Service Credits under any Plans, AngioDynamics shall credit each AngioDynamics Employee with such Employee's Service Credits and original hire date as may be reflected in the E-Z-EM payroll system records as of the Payment Date. Such Service Credits and hire date shall continue to be maintained as described herein for as long as the Employee is not terminated. Subject to the provisions of ERISA, AngioDynamics may, in its sole discretion, make such decisions as it deems appropriate with respect to determining Service Credits for AngioDynamics Employees whose employment with AngioDynamics is terminated following the Payment Date but who are subsequently re-employed by AngioDynamics.

           5.1.6 Preservation Of Right To Amend Or Terminate Plans. Except as otherwise expressly provided herein, no provision of this Agreement, including, without limitation, the agreement of E-Z-EM or AngioDynamics to make a contribution or payment to or under any Plan for any period, shall be construed as a limitation on the right of E-Z-EM or AngioDynamics to amend such Plan or terminate its participation therein. No provision of this Agreement shall be construed to create any additional rights in any Employee, or dependent or beneficiary of such Employee, under a Plan. AngioDynamics may request changes in the applicable terms of the E-Z-EM Plans; however, the approval of changes in the terms of any of the E-Z-EM Plans shall be in the sole discretion of E-Z-EM, and may be withheld for any or no reason.

     5.2   Benefit Services.

           5.2.1 For so long as E-Z-EM is required to maintain the E-Z-EM Plans under Section 5.1.1, E-Z-EM agrees to provide the same Benefits Services (as defined in Section 5.2.2) to and in respect of the officers, directors and employees and agents of AngioDynamics under the Welfare Benefit Plans that were provided prior to the date hereof.

           5.2.2 The parties acknowledge that the costs, if any, payable by AngioDynamics for Intercompany Services relating to administering the life insurance policy, travel life insurance policy, long-term disability policy and workers compensation policy under E-Z-EM's "master policy" (such subset of Intercompany Services are collectively referred to as the "Benefits Services") are covered in Section 8.1 and Exhibit C as accounting administration services. The parties agree that all fees payable to insurers for such policies shall continue to be invoiced directly from the relevant insurer(s) to AngioDynamics as is the practice on the date hereof, and that any deductions from payroll to pay for such policies shall be administered by AngioDynamics.

           5.2.3 E-Z-EM and AngioDynamics agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with the E-Z-EM Plans and any successor Plans adopted by AngioDynamics. Such coordination, upon request, will include (but is not limited to) the following: sharing payroll data for determination of highly compensated associates, providing census information (including accrued benefits) for purposes of running discrimination tests, providing actuarial reports for purposes of determining the funded status of any plan, review and coordination of insurance and other independent third party contracts, and providing for review of all summary plan descriptions, requests for determination letters, insurance contracts, Forms 5500, financial statement disclosure and plan documents.

     5.3   Invoicing and Settlement of Funding and Related Costs.

           5.3.1 After the date the Offering is completed, E-Z-EM will invoice or notify AngioDynamics on a monthly basis of the out of pocket costs, fees, funding contributions and policy premiums incurred in connection with maintaining and funding, as applicable, the E-Z-EM Plans (other than those paid directly by AngioDynamics, as set forth in the first sentence of
                  Section 5.2.2). Such notice shall be consistent with the notices used in connection with costs incurred on behalf of AngioDynamics or other E-Z-EM Subsidiaries on the date hereof (except as otherwise agreed), which reflect the "cross-charges" among E-Z-EM and its Subsidiaries. In connection with the invoicing and notices described in this
                  Section 5.3.1, E-Z-EM will provide to AngioDynamics a reasonable level of billing data and detail. Within 30 days of receipt of any such invoice from E-Z-EM (each, a "Plan Payment Date"), AngioDynamics shall pay E-Z-EM the respective amount set forth therein.

           5.3.2 Except as otherwise agreed by the parties, AngioDynamics shall take such action as is necessary to fund all medical, retirement and other benefit claims payable to or on behalf of AngioDynamics personnel and their dependents to the extent not covered by third party insurance. Benefit claims processing activities performed by E-Z-EM or its subcontractors shall be coordinated to facilitate payments. Following prior written notice of not less than 15 business days, E-Z-EM shall be relieved of any obligation to deliver Benefit Services under this Section 5 at any time when AngioDynamics fails to fund the payment of a properly presented claim, unless AngioDynamics should deliver the required funds within such 15 day period.

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

     5.4 401(k) Retirement Plan. On or prior to the Payment Date, AngioDynamics shall cause all (if any) references to E-Z-EM to be removed from AngioDynamics' 401(k) Plan and shall cause the 401(k) Plans to be completely independent. Without limiting the foregoing sentence, AngioDynamics shall take such actions as are reasonably necessary to exclude E-Z-EM (because of a deemed "control group" or otherwise) from the testing or analysis of AngioDynamics' 401(k) Plan.

     5.5 Delegation. AngioDynamics hereby delegates to E-Z-EM final, binding and exclusive authority, responsibility, and discretion to interpret and construe the provisions of any E-Z-EM-administered Employee Welfare Plan in which AngioDynamics is participating under this Agreement (being those set forth in the first sentence of Section 5.2.2). E-Z-EM may further delegate such authority to plan administrators to:

           5.5.1  provide administrative and other services;
           5.5.2 reach factually supported conclusions consistent with the terms of the Employee Welfare Plans;
           5.5.3 make a full and fair review of each claim denial and decision related to the provision of benefits provided or arranged for under the Employee Welfare Plans, pursuant to the requirements of ERISA, if within sixty days after the receipt of the notice of denial, a claimant requests in writing a review for reconsideration of such decisions. Any such administrator shall notify the claimant in writing of its decision on review, and such notice shall satisfy all ERISA requirements relating thereto; and
           5.5.4  notify the claimant in writing of its decision to review.

     5.6 Limitation of Liability. AngioDynamics agrees that none of E-Z-EM or any E-Z-EM Indemnified Person shall have any liability, whether direct or indirect, in contract or tort or otherwise, to AngioDynamics for or in connection with the payment of the out-of-pocket costs, fees, funding contributions and policy premiums required hereunder, except for damages which have resulted from the gross negligence or willful misconduct of E-Z-EM or such Indemnified Person in connection with any such actions or inactions.

     5.7 Reports. E-Z-EM shall provide or shall cause to be provided to AngioDynamics data or reports requested by AngioDynamics relating to
           (i) benefits paid to or on behalf of AngioDynamics personnel under the E-Z-EM Plans, including but not limited to financial statements, claims history, and census information, and (ii) other information relating to the E-Z-EM Plans that is required to satisfy any reporting or disclosure requirements of ERISA or the Code. E-Z-EM will provide such information within a reasonable period of time after it is requested. The costs for reports which are prepared by E-Z-EM or on behalf of E-Z-EM generally for its business shall be billed as part of the amounts payable under this Section 5.

     5.8 Notice. Unless otherwise agreed in writing by the parties, AngioDynamics agrees to provide E-Z-EM with at least one month prior written notice of any material change in the eligible AngioDynamics personnel covered by the E-Z-EM Plans. Notwithstanding the preceding sentence, if AngioDynamics provides E-Z-EM with less than one month notice of any such change and E-Z-EM is nonetheless able, with reasonable efforts, to effectuate such change with such shorter notice, then E-Z-EM shall implement the requested change.

     5.9 Self Insured Retention; Increased Insurance Rates. AngioDynamics acknowledges that E-Z-EM's business insurance is subject to a "self-insured retention" of $500,000 per claim. In connection with a third party claim against E-Z-EM based upon the business activities and operations of AngioDynamics, AngioDynamics will indemnify and hold E-Z-EM harmless with respect to any out-of-pocket payments made up to the limit of E-Z-EM's self-insured retention (i.e., repayment in full for all amounts paid by E-Z-EM before payments are received from a provider under an E-Z-EM Plan). Additionally, if the insurance premium charged by the applicable provider to E-Z-EM increases as a

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

           result of the payments by such provider relating to the business and operations of AngioDynamics, then (i) the parties shall negotiate in good faith the allocation of the increase in the insurance premium resulting from the claim based on AngioDynamics' business and operations, and shall all commercially reasonable efforts obtain from the provider of coverage under such E-Z-EM Plan the hypothetical insurance premium had there been no such claim based on AngioDynamics' business and operations, and (ii) AngioDynamics shall pay E-Z-EM an amount equal to five (5) times the increase in the insurance premiums resulting from the claim based upon AngioDynamics' business and operations described in clause (i). The parties acknowledge that the amount paid in clause (ii) is a reasonable estimate of the effect of the increase in aggregate premiums over time, and is not a penalty. This provision shall survive this Agreement. E-Z-EM shall use commercially reasonable efforts to mitigate any damages, including without limitation out-of-pocket expenses, to be indemnified by AngioDynamics pursuant to this Section
           5.9. Such efforts include seeking comparable insurance from other providers at rates and on other terms more favorable than the proposed rates and terms of the then-current insurance provider (as modified after the AngioDynamics-related claim).

     5.10  Term and Termination.

           5.10.1 The obligations of the parties under this Section 5 may be terminated by AngioDynamics upon giving E-Z-EM at least 60 days prior written notice. E-Z-EM shall deliver to AngioDynamics upon receipt of same (or as soon thereafter as practicable) any refunds or rebates received allocable to the AngioDynamics Employees for periods in which AngioDynamics participated in a Plan, in connection with the reduction in coverage under the E-Z-EM Plans.

           5.10.2 Subject to Section 5.3.2, E-Z-EM may terminate AngioDynamics participation in an E-Z-EM Plan at any time if (i) AngioDynamics shall have failed to perform any of its material obligations under this Agreement relating to such E-Z-EM Plan,
                  (ii) E-Z-EM has notified AngioDynamics in writing of such failure, and (iii) such failure shall have continued for a period of 30 days after receipt of AngioDynamics of notice of such failure. E-Z-EM agrees that after a failure by AngioDynamics to perform its obligations under this Section 5 and prior to exercising its termination rights under this
                  Section 5, E-Z-EM will consult for a reasonable period with AngioDynamics in advance of such termination as to its implementation.

           5.10.3 Effect of Termination. Other than as required by law, upon termination of the agreements under this Section 5 in accordance with its terms or the unilateral termination thereof by a party hereto, E-Z-EM will have no further obligation to include AngioDynamics or any of its personnel under the E-Z-EM Plans and AngioDynamics will have no obligation to pay any fees relating the E-Z-EM Plans or make any other payments hereunder; provided that notwithstanding such termination, but subject to the second sentence of
                  Section 5.10.1, AngioDynamics shall remain liable to E-Z-EM for (i) out of pocket costs, fees, funding contributions and policy premiums incurred prior to the effective date of the termination, and (ii) administrative and program costs relating to benefits paid after but incurred prior to the termination of the obligations under this Section 5.

                                       16

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6    INDEMNIFICATION

     6.1 Indemnification by AngioDynamics. AngioDynamics shall indemnify and hold harmless E-Z-EM and its officers, directors, stockholders, employees or other representatives (for each party, each such Person is sometimes referred to as an "Indemnified Person") from and against any losses, claims, damages or liabilities, joint and/or several (or actions in respect thereof) (collectively, "Claims"), to which E-Z-EM or such Indemnified Person may become subject arising out of or due to any of the following:

           6.1.1 the failure of AngioDynamics to pay, perform or discharge in due course the liabilities, if any, assumed by AngioDynamics in connection with the Distribution or the separation from E-Z-EM;

           6.1.2 the failure of AngioDynamics to comply with the terms of this Agreement or any of the Ancillary Agreements,

           6.1.3 without limiting Section 6.1.2 above, the tax ramifications set forth in (i) through (iv) below (collectively, the "Adverse Tax Results"), if suffered by E-Z-EM and its stockholders, resulting primarily from action or inaction by AngioDynamics, its transfer agent(s) or any other agent or representative of AngioDynamics, to the extent E-Z-EM or its stockholders are adversely affected: (i) a gain being recognized (or an amount being included in the income of) the stockholders of E-Z-EM upon the receipt of AngioDynamics Common Stock in the Distribution; (ii) a gain or loss being recognized to E-Z-EM upon the completion of the Distribution;
                  (iii) the failure of the basis of the AngioDynamics Common Stock and the E-Z-EM Common Stock in the hands of the stockholders of E-Z-EM after the Distribution to be, in each instance, the same as the aggregate basis of the E-Z-EM stockholders in the E-Z-EM Common Stock immediately before the Distribution (allocated in proportion to the fair market value of each), and/or (iv) the failure of the holding period of the AngioDynamics Common Stock received by the stockholders of E-Z-EM as a result of the Distribution to include the holding period of the E-Z-EM Common Stock with respect to which the AngioDynamics Common Stock was received, provided that such E-Z-EM Common Stock is held as a capital asset on the date of the Distribution. Bases for AngioDynamics becoming obligated to indemnify and hold harmless the applicable Indemnified Persons include, without limitation, if (within the prescribed period under the Code) (y) a sufficient number of shares of AngioDynamics Common Stock is held by new stockholders such that there is a change in ownership of 50% or greater in either the voting power or value of AngioDynamics Common Stock (which may include changes in ownership occurring as a result of the Offering) under the Code, or (y) E-Z-EM's share ownership in AngioDynamics decreases below 80.0% and such decrease results in one of the Adverse Tax Results. E-Z-EM acknowledges that changes in the ownership of E-Z-EM Common Stock that cause such Adverse Tax Results shall not be events for which AngioDynamics shall be required to indemnify E-Z-EM or any Person deriving rights through E-Z-EM;

           6.1.4 any investigating, preparing, pursuing or defending any Proceeding (as defined in Section 6.4) or investigation arising out of or in connection with the funding and other payment obligations of AngioDynamics under Section 5; provided that AngioDynamics will not be responsible for any damages of E-Z-EM or any E-Z-EM Indemnified Person that have resulted from his or its gross negligence or willful misconduct in connection therewith;

           6.1.5  any pre-Offering Credit Support Arrangements;

           6.1.6 the business operations of AngioDynamics prior to the Distribution in which E-Z-EM is a defendant solely because E-Z-EM was the sole stockholder of AngioDynamics;

           6.1.7 without duplication of Section 6.1.4, any Claims for which AngioDynamics is responsible under Section 7.3;

           6.1.8  Claims with respect to Intercompany Services provided under
                  Section 8.1, to the extent that such Claims result from or are attributable to the gross negligence or willful misconduct of AngioDynamics;

           6.1.9 Claims under Sections 3.4 and 5.9, in each case to the extent set forth therein;

           6.1.10 Claims based on any untrue statement of a material fact or material omission (i) in the IPO Registration Statement or any similar document relating to the Offering, other than information provided by (or not provided, as applicable) and relating to E-Z-EM, or (ii) in any document related to the Distribution, to the extent such information is provided (or not provided, as applicable) by AngioDynamics with respect to its own business and operations; and

           6.1.11 any taxes, interest, fines, or penalties assessed by any Governmental Authority against E-Z-EM, plus any fees and expenses incurred by E-Z-EM in connection with any such assessment, as a result of AngioDynamic's failure to discharge its obligations under Section 4.7.

     6.2 Indemnification by E-Z-EM. E-Z-EM shall indemnify and hold harmless AngioDynamics and its "Indemnified Persons" from and against any and all Claims suffered by AngioDynamics or such Indemnified Person arising out of or due to any of the following:

           6.2.1 E-Z-EM's failure to pay, perform or discharge in due course E-Z-EM's liabilities that are not assumed by AngioDynamics in connection with the Distribution or the separation from AngioDynamics;

           6.2.2 any investigating, preparing, pursuing or defending any Claim or Proceeding arising out the gross negligence or willful misconduct of E-Z-EM or any E-Z-EM Indemnified Person with respect to its obligations under Section 5;

           6.2.3 the occurrence of any Adverse Tax Results (as defined in Section 6.1.3 above) with respect to AngioDynamics or AngioDynamics' stockholders as a result of the action or inaction of E-Z-EM, including by way of example (i) transfers of E-Z-EM Common Stock and (ii) plans or agreements to which E-Z-EM is a party (other than the Distribution and plans and agreements to which AngioDynamics is a party) for the transfers of E-Z-EM Common Stock or AngioDynamics Common Stock;

           6.2.4  any Claims for which E-Z-EM is responsible under Section 7.3;

           6.2.5  Claims with respect to Intercompany Services provided under
                  Section 8.1, to the extent that such Claims result from or are attributable to the gross negligence or willful misconduct of E-Z-EM;

           6.2.6 Claims based on any untrue statement of a material fact or material omission (i) in the IPO Registration Statement or any similar document relating to the Offering provided by (or not provided, as applicable) and relating to E-Z-EM, or (ii) in any document related to the Distribution, unless provided (or not provided, as applicable) by AngioDynamics with respect to its own business and operations; and

           6.2.7 E-Z-EM's failure to comply with the terms of this Agreement or any of the other Ancillary Agreements; and

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

           6.2.8 any taxes, interest, fines, or penalties assessed by any Governmental Authority against AngioDynamics, plus any fees and expenses incurred by AngioDynamics in connection with any such assessment, as a result of the discharge by AngioDynamics of its obligations under Section 4.7.

     6.3   Limitations upon Indemnification Provisions in this Agreement.

           6.3.1 The indemnification obligations in Sections 6.1 and 6.2 are subject to the more specific indemnification obligations set forth in the Ancillary Agreements, including by way of example only Article 4 of the Corporate Agreement. To the extent that any indemnification obligation set forth herein is covered by or inconsistent with more specific provisions of one of the Ancillary Agreements, the indemnification obligations set forth in such Ancillary Agreement shall govern and this Agreement shall be interpreted so as to be consistent with the applicable Ancillary Agreement.

           6.3.2 All indemnification amounts will be reduced by any insurance proceeds and other offsetting amounts actually recovered by the party entitled to indemnification.

     6.4 Procedure for Indemnification. Promptly after receipt by any Indemnified Person under Section 6.1 or Section 6.2 hereof of notice of the commencement of any action, claim or proceeding (each, a "Proceeding"), such Indemnified Person shall, if a Claim in respect thereof is sought against an AngioDynamics or E-Z-EM, respectively (for purposes of this Section 6.4, an "Indemnitor"), notify such Indemnitor in writing of the commencement thereof, but any omission or delay in notifying the Indemnitor shall not relieve it from any liability which it may have to any Indemnified Person except to the extent of any actual prejudice. In case any such action shall be brought against any Indemnified Person, it shall notify an Indemnitor of the commencement thereof, such Indemnitor shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other Indemnitor similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, and, after notice from the Indemnitor to such Indemnified Person of its election so to assume the defense thereof, such Indemnitor shall not be liable to such Indemnified Person under this
           Section 6 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Person, in connection with the defense thereof. No Indemnitor shall, without the prior written consent of the applicable Indemnified Person, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Person is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Person from all Claims arising out of such Proceeding and
           (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Person. Notwithstanding the foregoing, an Indemnified Person shall have the right to employ separate counsel reasonably acceptable to the Indemnitor in any such proceeding and to participate in (but not control, other than with respect to (3) below) the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (1) the Indemnitor has agreed to pay such fees and expenses; (2) the Indemnitor shall have failed after notice to assume the defense of such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Person and the Indemnitor, and a conflict of interest may reasonably be expected to exist if such counsel represents such Indemnified Person and the Indemnitor. In the case of clause (3), the Indemnified Person shall have the right to control the Indemnified Person's defense and, for each of clauses
           (1)-(3), if such Indemnified Person notifies the Indemnitor in writing that it elects to employ separate counsel, the reasonable fees and expenses of such counsel shall be at the expense of the Indemnitor; provided, however, that the Indemnitor shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such Indemnified Persons. An Indemnitor shall not be liable for any settlement of an action effected without its written consent.

7    EMPLOYMENT MATTERS

Notwithstanding any other provision of this Agreement or any Ancillary Agreement to the contrary, E-Z-EM and AngioDynamics acknowledge and agree that:

     7.1 Separate Employers. After the Payment Date, E-Z-EM and AngioDynamics will be separate and independent employers for all purposes. Except as otherwise provided in this Agreement or in any Ancillary Agreement and without in any way limiting Sections 4.1 and 4.2, the preceding sentence shall not, of itself, constitute a severance or a termination of employment under any Plan (including severance agreements) maintained by E-Z-EM or AngioDynamics, and to the maximum extent permitted by applicable law, no severance, separation or termination shall be deemed to occur by reason of the Distribution.

     7.2 Employment Policies And Practices. Further to Section 5.1.6, E-Z-EM and AngioDynamics may adopt, continue, modify or terminate such employment policies, compensation practices, Employee Welfare Plans, and other plans or policies of any kind or description, as each may determine, in its sole discretion, are necessary and appropriate.

     7.3   Claims.

           7.3.1 This Section 7.3 is intended to allocate all liabilities for employment-related claims involving E-Z-EM or AngioDynamics including, but not limited to, claims against either or both E-Z-EM and AngioDynamics and their respective officers, directors, agents and employees, or against or by their respective employee benefit plans and plan administrators and fiduciaries, except to the extent covered under Section 5 of this Agreement.

           7.3.2 An employment-related claim shall include any actual or threatened lawsuit, arbitration, ERISA claim, or federal, state or local judicial or administrative proceeding of whatever kind involving a demand by or on behalf of or relating to E-Z-EM Employees or AngioDynamics Employees, or by or relating to any federal, state or local government agency alleging liability against E-Z-EM or AngioDynamics, or (except to the extent covered by Section 5 of this Agreement) against any employee health, welfare, deferred compensation or other benefit plan and/or their respective officers, directors, agents, employees, administrators, trustees and fiduciaries.

           7.3.3 The duty of a party to indemnify, defend and hold harmless the other party under this Section 7.3 shall include such duties, and be subject to such procedures, as set forth in Section 6 of this Agreement, as modified in this Section 7.3.

           7.3.4  With respect to pre-Distribution claims:

                  7.3.4.1 E-Z-EM shall indemnify, defend and hold harmless AngioDynamics from any employment-related claims of an E-Z-EM Employee arising from acts occurring before the Payment Date.

                  7.3.4.2 AngioDynamics shall indemnify, defend and hold harmless E-Z-EM from any employment-related claims of a AngioDynamics Employee arising from acts before the Payment Date.

           7.3.5 Where employment-related claims alleging or involving joint and several liability asserted against E-Z-EM and AngioDynamics are not separately traceable to liabilities relating to E-Z-EM Employees or AngioDynamics Employees, any liability shall be appointed between E-Z-EM and AngioDynamics in accordance with the percentage that each party's Employees represents of the combined total number of Employees of both parties, as described below. The percentage of the liability assumed by E-Z-EM shall equal the ratio of (i) the total number of E-Z-EM Employees on the Distribution Date to (ii) the combined total number of E-Z-EM Employees and AngioDynamics Employees on such date. The percentage of the liability assumed by AngioDynamics shall equal the ratio of
                  (i) the total number of AngioDynamics Employees on the Distribution Date, to (ii) the combined total number of E-Z-EM Employees and AngioDynamics Employees on such date. Each party will indemnify, defend and hold harmless the other to the extent of the indemnifying party's apportioned percentage determined in accordance herewith.

           7.3.6 Employment related claims arising from acts occurring on and after the Payment Date and not relating to, arising from, or in connection with the Distribution will be the sole responsibility of E-Z-EM as to E-Z-EM Employees and of AngioDynamics as to AngioDynamics Employees and each will indemnify, defend, and hold harmless the other from employment-related claims of the other company.

8    SERVICES AGREEMENT

     8.1 Intercompany Services and Intercompany Charges. Legal, professional, administrative, clerical, consulting and/or support services (the "Intercompany Services") provided to one party by personnel of the other party, upon the request of the first party or when such services are otherwise required by this Agreement, shall be charged to the party receiving such services on terms that reflect arm's length negotiation (the "Intercompany Charges").

           8.1.1 The parties acknowledge and agree that the Intercompany Services and the Intercompany Charges are expected to be those set forth on Exhibit C, but that Exhibit C is neither binding (except where the Intercompany Charges are set forth as a fixed percentage) nor reflective of additional services (or their cost) that may be provided as mutually agreed by the persons named or described therein.

           8.1.2 With respect to the amounts on Exhibit C relating to payments to Howard Stern, AngioDynamics hereby assumes E-Z-EM's payment obligations under E-Z-EM's agreement with Howard Stern dated as of January 1, 2002, to the extent set forth on Exhibit C, and only from the date hereof through December 2004, as indicated in the right-most column of Exhibit C.

     8.2 Payment. E-Z-EM and AngioDynamics agree to pay the amount invoiced by the other (absent manifest error) for the Intercompany Services within ten (10) days of the end of the month in which the respective Intercompany Services are provided. With respect to those Intercompany Costs that are ascertainable in advance or remain relatively constant, such as contributions for the respective salaries and benefits set forth on Exhibit C, the parties agree to negotiate in good faith a more frequent payment schedule if requested by the party who employs or has engaged the personnel providing such Intercompany Services.

     8.3 Termination. The obligation to perform the Intercompany Services shall terminate on December 31, 2004; provided that (i) in the case of a payment default, the party providing the applicable Intercompany Services may terminate providing same upon 15 days prior written notice (unless such payment default is cured within such 15-day period) and (ii) nothing set forth in this Section 8 shall require either party use or pay for Intercompany Services from the other. The payment obligations under Section 8.2 and the applicable indemnification obligations under Section 6 shall survive any termination of the obligations under this Section 8.

     8.4 Return of Property. Upon the termination of the parties' obligations under this Section 8, each party shall return to the other any and all items of the other's property, if any, utilized in performing the services contemplated above.

     8.5 Limitation on Applicability. This Section 8 shall not apply to (i) manufacturing or production services provided by AngioDynamics to E-Z-EM, which shall be governed by Section 3.4 of this Agreement,
           (ii) Benefit Services (which shall be governed by Section 5), (iii) tax allocations and any related services covered in the Tax Agreement, and (iv) any other services specifically covered in another provision of this Agreement or an Ancillary Agreement.

9    MISCELLANEOUS

     9.1 Entire Agreement. This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings, negotiations, discussions, writings, commitments and conversations with respect to the subject matter hereof and thereof, and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

     9.2 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any conflict of laws principles). The parties hereto unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the United States District Court and the courts of the State of New York located in the County of New York, State of New York, and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court. Each party irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court.

     9.3 Termination. Notwithstanding the specific termination provisions in any Section hereof, this Agreement and all Ancillary Agreements may be terminated at any time prior to the sale of shares of AngioDynamics Common Stock to the underwriters in the Offering by and in the sole discretion of E-Z-EM without the approval of either AngioDynamics or the stockholders of E-Z-EM. Thereafter, this Agreement may only be terminated in a written agreement executed by AngioDynamics and E-Z-EM, although portions of this Agreement may be terminated unilaterally as specifically provided in such sections. In the event of termination pursuant to this Section 9.3, no party shall have any liability of any kind to the other party or any other Person, except to the extent agreed herein, in the Ancillary Agreements or otherwise by the parties.

     9.4 Notices. All notices and other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing to and shall be deemed to have been duly given when delivered in person, by express or overnight mail delivery by a nationally recognized courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested), as follows:

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

           if to E-Z-EM:

                1111 Marcus Avenue, Suite LL-26
                Lake Success, NY 11042
                Attention: General Counsel

           if to AngioDynamics:

                603 Queensbury Avenue
                Queensbury, New York 12804
                Attention: Chief Executive Officer

           or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. All notices and other communication shall be deemed to have been given and received on the date of actual delivery.

     9.5 Counterparts. This Agreement and each Ancillary Agreement, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     9.6 Binding Effect; Assignment; Third-Party Beneficiaries. AngioDynamics may not, directly or indirectly, in whole or in part, whether by operation of Law or otherwise, assign or transfer this Agreement or its rights hereunder, without E-Z-EM's prior written consent and, except as otherwise permitted hereby, any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of E-Z-EM. Nothing in this Agreement shall restrict any transfer of this Agreement by E-Z-EM, whether by operation of Law or otherwise, in connection with a transfer of AngioDynamics Common Stock in a non-public transaction; otherwise, the prior written consent of AngioDynamics shall be required. Without limiting the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Except for Indemnified Persons (who are intended third party beneficiaries of this Agreement, but solely to the extent set forth in Section 6) and as otherwise expressly provided herein, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its legal representatives and successors and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     9.7 Severability. If any term or other provision of this Agreement is determined by a court or administrative agency of competent jurisdiction or arbitrator in any binding arbitration, to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     9.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits attached hereto

           (and under the Ancillary Agreements and the Schedules and Exhibits thereto) are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     9.9 Amendment. This Agreement may not be amended by any custom of trade, course of dealing or otherwise, except by an instrument in writing signed on behalf of each of the parties to such agreement.

     9.10  Authority. Each of the parties hereto represents to the other that
           (a) it has the requisite corporate power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement, (b) the execution, delivery and performance by it of this Agreement and each Ancillary Agreement have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and each Ancillary Agreement, and (d) this Agreement and each Ancillary Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and general equity principles.

     9.11 Conflicting Agreements. In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of this Agreement shall prevail. However, to the extent that any Ancillary Agreement addresses an issue more specifically than such issue is addressed herein, the terms of such Ancillary Agreement shall prevail to the extent they are not in conflict with this Agreement.

     9.12 Specific Performance and Other Equitable Rights. Each of the parties hereto recognizes and acknowledges that a breach by a party or by any assignee thereof of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties hereto agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

     9.13 Attorney-Client Privilege. The provisions herein requiring either party to this Agreement to cooperate shall not be deemed to be a waiver of the attorney/client privilege for either party or shall it require either party to waive its attorney/client privilege.

     9.14 Independent Status. The relationship of AngioDynamics and E-Z-EM hereunder with respect to manufacturing (Section 3.4), distribution (Section 3.5) and other services hereunder (including without limitation Section 8) shall be that of independent contractors. Nothing in this Agreement with respect to services is intended to, or shall be construed to constitute E-Z-EM or any of E-Z-EM's employees, salepersons or agents, an agent, employee or partner of AngioDynamics (and vice-versa), except to the extent an agent for purposes of sales and marketing purposes.

10   DEFINITIONS

     10.1 Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Any reference in this Agreement to another agreement or instrument shall be deemed to include such agreement or instrument as it may be amended, modified, restated and/or supplemented from time to time. References in this Agreement to any legislation (including for purposes of (i) below rules and regulations) shall be deemed to include, unless the context indicates to the contrary,

           (i) any amendments or supplemental or substitute legislation from time to time, and (ii) any "rules or regulations" promulgated under such legislation. References to the plural shall also be deemed to be a reference to the singular, and vice-versa, as the context may dictate.

     10.2 As used herein, the following terms have the respective definitions set forth below:

           "401(k) Retirement Plan" means a defined contribution plan maintained pursuant to Section 401(k) or 401(a) of the Code for Employees and their beneficiaries.

           "Acquiror" has the meaning set forth in Section 3.9.3.

           "Adjusted E-Z-EM Option" means an Existing E-Z-EM Option adjusted in the manner set forth in Section 4.

           "Affiliate" or "Affiliates" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

           "Ancillary Agreements" has the meaning set forth in Section 1.2 hereof.

           "AngioDynamics Adjustment Plans" means, collectively, any (i) non-plan grants and/or (ii) stock option plans (which shall be deemed to include "mirror plans" and AngioDynamics 2004 Stock and Incentive Award Plan) to be adopted by AngioDynamics in furtherance of Section
           4.3 hereof, to enable AngioDynamics to grant options to purchase AngioDynamics Common Stock to the holders of Existing E-Z-EM Options granted under the E-Z-EM Option Plans. For greater certainty, each AngioDynamics Adjustment Plan will "mirror" the material provisions of the corresponding E-Z-EM Option Plan or related Existing E-Z-EM Option, except that each AngioDynamics Adjustment Plan will provide that: (i) the Distribution will not be deemed a "termination" of the employment of any E-Z-EM Employee for the purposes of the Plan, (ii) following the Distribution, termination of employment of any E-Z-EM Employee for the purposes of the Plan will be determined by reference to employment by E-Z-EM or any of its subsidiaries, and (iii) the expiration date of such option shall be modified as set forth in
           Section 4.6 hereof.

           "AngioDynamics Business" means the business of AngioDynamics as conducted consistent with practices in place prior to the Distribution Date and as expected to be conducted in the future (as described in the IPO Registration Statement).

           "AngioDynamics Option" means an option to acquire AngioDynamics Common Stock granted under any currently existing Plans of AngioDynamics, the AngioDynamics Adjustment Plans or any non-plan grant.

           "AngioDynamics Plan Commencement Date" has the meaning set forth in
           Section 5.1.4.

           "Benefits Services" has the meaning ascribed thereto in Section
           5.2.2.

           "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by Law or executive order to close.

           "Code" has the meaning set forth in the Recitals hereof.

           "Commission" has the meaning set forth in the Recitals hereof.

           "Confidential Information" shall mean:

           (a) all information concerning a party and its business constituting a trade secret, except for such information as is described below, whether or not reduced to writing, marked as confidential, patentable or protectible by copyright, patent or trademark, that the other Party receives or receives access to, directly or indirectly, including, without limitation:

               (i)   financial information relating to a Party;
               (ii) application, operating system, data base, communication and other computer software, whether now or hereafter existing, all modifications, enhancements and versions and all options available with respect thereto, and all future products developed or derived therefrom;
               (iii) source and object codes, flowcharts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts and related documentation and manuals;
               (iv) processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, customer and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information relating to the party's business and activities and the manner in which the party does business;
               (v) discoveries, concepts, and ideas including, without limitation, the nature and results of research and development activities, processes, formulas, formulations, protocols, inventions, computer-related equipment or technology, techniques, data, "know-how", designs, drawings, prototypes, diagrams, schematics, descriptions, trade secrets, records, proposals, reports and methods and specifications;
               (vi) any other materials or information related to the business or activities of the party that are not generally known to others engaged in similar businesses or activities; and
               (vii) all ideas that are derived from or relate to the other party's access to or knowledge of any of the above enumerated materials and information.

           (b) For purposes of this Agreement, the term "Confidential Information" shall not include information that is disclosed pursuant to the order of a court or Governmental Authority having competent jurisdiction, or that becomes publicly available without breach of either (i) this Agreement or (ii) any other agreement or instrument to which the applicable party is a party or a beneficiary; provided, however, that each party hereby acknowledges and agrees that if it shall seek to disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Confidential Information, it shall bear the burden of proving that any such information has become publicly available without any such breach.

           "Credit Support Arrangements" has the meaning set forth in Section
           3.1 hereof.

           "Distribution" has the meaning set forth in the Recitals hereof.

           "Distribution Agent" has the meaning set forth in Section 2.1.1 hereof.

           "Distribution Date" means the date as so determined by E-Z-EM in its sole and absolute discretion in accordance with Section 2 hereof on which the Distribution is declared (which date shall not necessarily be the same as the Payment Date).

           "E-Z-EM Board" has the meaning set forth in the Recitals hereof.

           "E-Z-EM Business" means the development, manufacture, and marketing of medical products used by radiologists, gastroenterologists and speech language pathologists for diagnostic imaging of diseases and disorders of the GI tract, as well as manufacturing barium sulfate suspensions, defense decontaminants, mining of barium sulfate, and acting as distributors for E-Z-EM's gastrointestinal products, but in no case may the E-Z-EM Business include any such activities if related to the AngioDynamics Business.

           "E-Z-EM Common Stock" has the meaning set forth in the Recitals hereof.

           "E-Z-EM Group" means E-Z-EM and each Subsidiary and Affiliate of E-Z-EM immediately after the Distribution Date and each Person that becomes a Subsidiary or an Affiliate of E-Z-EM (other than AngioDynamics and its Subsidiaries, if any) after the Distribution Date.

           "E-Z-EM Option Plans" means the stock option plans currently in effect for E-Z-EM.

           "E-Z-EM Plans" means (i) with the exceptions of the AngioDynamics Plans referred to in the first sentence of Section 5.1.2, every plan, policy, arrangement, contract or agreement providing compensation or benefits for any group of Employees or for any individual Employee or the dependents or beneficiaries of any such Employee, including without limitation Employee Welfare Plans, whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any Employee or the beneficiaries of any such Employee, and (ii) to the extent the context does not indicate to the contrary, other insurance policies currently in effect insuring E-Z-EM and AngioDynamics and their employees, directors and officers, including without limitation (A) directors and officers insurance and any other "fiduciary"-based insurance policies, (B) product liability insurance, (C) property (real or personal) insurance, and (D) business, casualty, general and/or umbrella liability insurance policies. The term "Plan" as used in this Agreement does not include any contract, agreement or understanding entered into by E-Z-EM or AngioDynamics relating to settlement of actual or potential employee-related litigation claims.

           "Employee" means an individual who, on the Payment Date, is identified as being in any of the following categories.

           E-Z-EM Categories of Employees (which shall for all purposes exclude AngioDynamics Employees):

               (i) E-Z-EM Terminee. Any individual formerly employed in the E-Z-EM Business whose employment was terminated prior to the Payment Date.

               (ii) E-Z-EM Employee. Any individual who is an Employee of E-Z-EM on the Payment Date.

           AngioDynamics Categories of Employees:

               (i) AngioDynamics Terminee. Any individual formerly employed in the AngioDynamics Business whose employment was terminated prior to the Payment Date.

               (ii) AngioDynamics Employee. Any individual who is an Employee of AngioDynamics on the Payment Date.

           "Employee Welfare Plans" means any Plan that provides medical, health, disability, accident, life insurance, death, dental or any other welfare benefit, including, without limitation, any post-employment benefit.

           "Equity Securities" means all classes of equity securities of AngioDynamics, and any options, instruments or other securities of AngioDynamics or any other issuer exercisable for, convertible into or exchangeable for AngioDynamics' equity securities.

           "ERISA" means the Employee Retirement Income Security Act of 1974.

           "Exchange Act" means the Securities and Exchange Act of 1934.

           "Exchange Act Registration Statement" shall have the meaning set forth in Section 2.2.1.

           "Existing Authority" has the meaning set forth in Section 3.8 hereof.

           "Existing E-Z-EM Stock Option" means each unexercised option to purchase E-Z-EM Common Stock outstanding as of the Record Date, issued pursuant to any of the E-Z-EM Option Plans or non-plan grant.

           "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

           "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

           "Indemnified Person" has the meaning set forth in Section 6.1.

           "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, audit work papers, work papers from internal audits, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

           "Information Package" has the meaning set forth in Section 2.2.1 hereof.

           "Intercompany Services" and "Intercompany Charges" shall have the meaning set forth in Section 8.1.

           "Law" means any applicable federal, state, local or foreign law, statute, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

           "IPO Registration Statement" has the meaning set forth in the Recitals hereof.

           "Nasdaq" means the Nasdaq National Market of the Nasdaq Stock Market, Inc.

           "Payment Date" means the date of the delivery date of the AngioDynamics Common Stock distributed in the Distribution.

           "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

           "Plan Payment Date" has the meaning ascribed thereto in Section
           5.3.1.

           "Prohibited Activities" has the meaning set forth in Section 3.9.1 hereof.

           "Record Date" means the close of business on the date to be determined by the E-Z-EM Board as the record date for determining the shareholders of E-Z-EM entitled to receive shares of AngioDynamics

           Common Stock pursuant to a pro-rata distribution of shares of AngioDynamics Common Stock as part of the Distribution.

           "Service Credit" means the period taken into account under any Plan for purposes of determining length of service or plan participation to satisfy eligibility, vesting, benefit accrual and similar requirements under such Plan.

           "Subsidiary" means with respect to any specified Person, corporation, limited liability company, partnership or other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

           "Tax Agreement" has the meaning set forth in Section 1.2.1 hereof.

              [The remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have signed this Distribution Agreement effective as of the date first set forth above.

E-Z-EM, INC                             ANGIODYNAMICS, INC.


By:  /s/ Anthony Lombardo               By:  /s/ Eamonn Hobbs
    -------------------------------         ------------------------------------
Name: Anthony Lombardo                  Name: Eamonn Hobbs
      President and Chief Executive           President and Chief Executive
       Officer                                 Officer

                                    EXHIBIT C

                 Intercompany Services and Intercompany Charges

                                          MONTHLY (EST.)  Termination
                                          --------------  ------------------------------
E-Z-EM CHARGES TO ANGIODYNAMICS      %           $
---------------------------------
Financial Consulting Services         20%          4,600  December 31, 2004
Accounting - Salary plus benefits                  1,300  December 31, 2004
Howard S. Stern - Consulting          35%          7,300  December 31, 2004
Howard S. Stern - Expenses            35%          2,300  December 31, 2004
Foreign Sales Management              45%          6,300  December 31, 2004
In-house Legal                        40%          8,400  December 31, 2004
                                          --------------
                                          $       30,200
Commissions (Foreign Sales of
AngioDynamics Products)              100%                 December 31, 2004

Miscellaneous Invoices                     (de minimis)

ANGIODYNAMICS (NON-MANUFACTURING)
CHARGES TO E-Z-EM
---------------------------------

Miscellaneous Invoices                     (de minimis)